Exhibit 10.5

SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 30th day of November 2003

AMONG:

CHAD DEGROOT, a business person with an address at 201 - 1040 W. 8th, Vancouver, B.C. V6H 1C4 ("Chad")

(The "Vendor")

AND:

METASUN ENTERPRISES, INC. a Nevada Corporation with a registered office at 3110 E. Sunset Road, Suite H-1, Las Vegas, Nevada 89120, U.S.A. (the "Purchaser")

WHEREAS:

A. Chad is the registered holder and beneficial owner of 100 common shares (the "Metasun Shares") in the capital stock of Metasun Software Corp. ("Metasun Software");

B. The 100 Metasun shares represent all the issued and outstanding shares of Metasun Software Corp.;

C. Chad has agreed to sell and the Purchaser has agreed to purchase the Metasun Shares on the terms and conditions contained in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of $10,000 and the premises and mutual agreements and covenants herein contained (the receipt and adequacy of such consideration being mutually acknowledged by each party), the parties covenant and agree as follows:

1. Interpretation

1.1 In this Agreement the following words and phrases shall have the following meanings:

(a) "Assets" means all property or assets of any nature or kind, whether real or personal, tangible or intangible, corporeal or incorporeal, and includes any interest therein;

(b) "Closing Date" means the December 1, 2003, or such other date as may be agreed upon in writing by the parties, but in any event no later than ninety (90) days from the date of this Agreement;

(c) "Company Act" means the British Columbia Company Act in effect at the date of this Agreement;

(d) "Encumbrances" means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option or encumbrance of any nature or kind whatsoever;

(e) "Income Tax Act" means the Income Tax Act of Canada in effect on the date of this Agreement;

(f) "Material Contracts" means those subsisting commitments, contracts, instruments, leases and other agreements, oral or written, entered into by Metasun Software, by which it is bound or to which it or its Assets are subject which have total payment obligations on the part of Metasun Software which exceed CDN$100 per month or are for a term of or in excess of one year;

(g) "Person" includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

(h) "Purchase Price" means:

(i) USD$10,000;

1.2 For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) "this Agreement" means this Agreement, including the Schedules hereto, as it may from time to time be supplemented or amended;

(b) all references in this Agreement to a designated Article, Section, Subsection, paragraph, or other subdivision, or to a Schedule, is to the designated Article, Section, Subsection, paragraph or other subdivision of or Schedule to this Agreement unless otherwise specifically stated;

(c) the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

(d) the word "or" is not exclusive and the word "including" is not limiting;

(e) all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada;

(f) except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g) the headings to the Articles and clauses of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(h) any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(i) the parties acknowledge that this Agreement is the product of arm's length negotiation between the parties, each having obtained its own independent legal advice, and that this Agreement shall be construed neither strictly for nor strictly against any party irrespective of which party was responsible for drafting this Agreement;

(j) the representations, warranties, covenants and agreements contained in this Agreement shall not merge at the closing and shall continue in full force and effect from and after the Closing Date for the applicable period set out in this Agreement; and

(k) each and every covenant, representation or warranty of the Vendors contained herein shall be a joint and several covenant, representation or warranty of each of the Vendors.

1.3 The following are the schedules to this Agreement:

Schedule A--Shareholders of Metasun Software and their Shareholdings

Schedule B--Material Contracts

Schedule C--Equipment and Other Chattels

Schedule D--Domain Names

Schedule E--Computer Systems Software

2. Purchase and Sale of the shares

2.1 Based and relying on the representations and warranties set forth in Articles 3 and 4, the Purchaser agrees to purchase the Metasun Shares, free and clear of all Encumbrances and the Purchaser agrees to pay the Purchase Price on the terms and conditions set forth herein.

3. Representations and Warranties of the Vendors

3.1 In order to induce the Purchaser to enter into and to consummate the transactions contemplated by this Agreement, Chad represents and warrants to the Purchaser as follows:

(a) Metasun Software is duly incorporated, validly existing, and in good standing with respect to the filing of annual reports under the Company Act, and has all necessary corporate power, authority and capacity to own its Assets and to carry on its business as presently conducted;

(b) Chad owns and has good and marketable title to all the Metasun Shares as the legal and beneficial owner thereof, free of all Encumbrances and all such shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares in the capital of Metasun Software;

(c) The Metasun Shares represent all of the issued and outstanding shares in the capital of Metasun Software and no Person has any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, right or option or which with the passage of time or the occurrence of any event could become an agreement, right or option:

(i) to require Metasun Software to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Metasun Software;

(ii) for the issue or allotment of any unissued shares in Metasun Software's capital; or

(iii) to acquire the issued and outstanding shares in Metasun Software or any of them;

(d) Chad has due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser;

(e) Chad is not a "non-resident" of Canada within the meaning of s. 116 of the Income Tax Act; and

(f) This Agreement constitutes a valid and binding obligation of Chad. Chad is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by Chad of this Agreement or the performance by Chad of any of the terms hereof.

(g) Metasun Software has good and marketable title to all of its Assets free and clear of all Encumbrances and none of Metasun Software's Assets are in the possession of or under the control of any other person;

(h) Schedule E sets forth a true and complete list of all equipment and other personal property owned by Metasun Software and all such equipment and other personal property are owned free and clear of any Encumbrances;

(i) Except for the contracts and agreements listed in Schedule B, Metasun Software is not party to or bound by any Material Contract, whether oral or written, and the contracts and agreements listed in Schedule B are all valid and subsisting, in full force and effect and un-amended, no material default exists in respect thereof on the part of Metasun Software or, to the best of the knowledge of either of the Vendors, on the part of any of the other parties thereto, the Vendors are not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any such contracts or agreements, and Schedule B list all the present outstanding Material Contracts entered into by Metasun Software in the course of carrying on its business;

(j) Metasun Software is not party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement;

(k) there is no action, suit, litigation, arbitration proceeding, governmental proceeding, investigation or claim, including appeals and applications for review, in progress, threatened or pending against, or relating to Metasun Software or affecting their Assets or business which might materially and adversely affect the Assets, business, future prospects or financial condition of Metasun Software, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Metasun Software;

(l) Metasun Software:

(i) has duly filed in a timely manner:

A. all federal and provincial income tax returns and election forms and the tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects; and

B. all Workers' Compensation Board returns, corporation capital tax returns, goods and services tax returns, provincial sales tax returns, and other reports and information required to be filed with all applicable government authorities, agencies or regulatory bodies;

(ii) has paid all taxes (including all federal, provincial and local taxes, assessments or other imposts in respect of its income, business, or Assets) and all interest and penalties thereon with respect to Metasun Software, for all previous years and all required quarterly instalments due for the current fiscal year have been paid;

(iii) has provided adequate reserves for all taxes for the periods covered by, and such reserves are reflected in, the Year End Financial Statements;

and there is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return, or payment of any tax, governmental charge or deficiency by Metasun Software, nor is there any action, suit, litigation, arbitration, proceeding, governmental proceeding, investigation or claim, including appeals and applications for review, in progress, threatened or pending against or relating to Metasun Software or its Assets or business in respect of, or discussions underway with any governmental authority relating to, any such tax or governmental charge or deficiency;

(m) There are no contingent tax liabilities nor any grounds which could prompt a reassessment against Metasun Software;

(n) With respect to the goods and services tax under the Excise Tax Act ("GST"):

(i) Metasun Software is registered for GST purposes;

(ii) Metasun Software does not have any deferred obligations or liabilities under any section of the Excise Tax Act;

(iii) Metasun Software has not made a supply of property or service to a Person with whom Metasun Software was not dealing at arm's length for proceeds less than the fair market value thereof;

(iv) all GST required to be collected by Metasun Software has been collected and all GST amounts required to be remitted to the Receiver General for Canada have been remitted; and

(v) all GST returns and reports of Metasun Software required by law to be filed have been filed in a timely manner and are true, complete and correct in all respects.

(o) Metasun Software does not have and does not use any service marks, trade names, design marks or trade marks in connection with its business;

(p) Schedule D contains a complete and accurate list of all of the domain names owned by Metasun Software and a complete and accurate list of all of the web sites operated by Metasun Software;

(q) Schedule E contains a complete and accurate list of all of the computer systems software used by Metasun Software in connection with its business;

3.2 All statements contained in any certificate or other instrument delivered by or on behalf of the Vendors pursuant hereto or in connection with the transactions contemplated by this Agreement shall be deemed to be representations and warranties by the Vendors hereunder.

4. Acknowledgement, Representations and Warranties of the Purchaser

4.1 In order to induce the Vendors to enter into and to consummate the transactions contemplated by this Agreement the Purchaser represents and warrants to the Vendors that:

(a) The Purchaser is a company duly incorporated, validly existing and in good standing with respect to the filing of annual reports under Chapter 78 of the Nevada Revised Statutes;

(b) The Purchaser has all necessary corporate power, authority and capacity to acquire the Shares and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser; and

(c) The Purchaser is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of, the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of any of the terms hereof.

4.2 All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto or in connection with the transactions contemplated by this Agreement shall be deemed to be representations and warranties by the Purchaser hereunder.

4.3 The Purchaser acknowledges and agrees that the Vendors have entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Vendors and that no information which is now known or should be known or which may hereafter become known to any of the Vendors or their professional advisers shall limit or extinguish the right to indemnification hereunder.

5. Closing

5.1 The transactions contemplated by this Agreement shall be completed at 11:00 A.M. on the Closing Date at the offices of the Vendor, or at such other time or at such other location as may be mutually agreed upon in writing by the parties.

6. Expenses

6.1 All costs and expenses incurred in connection with the preparation of this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

7. Time

7.1 Time shall be of the essence hereof.

8. Governing Law

8.1 This Agreement shall be governed by and construed in accordance with the law of the province of British Columbia and the parties submit and attorn to the jurisdiction of the courts of the province of British Columbia.

9. Severability

9.1 If a court of other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

10. Entire Agreement

10.1 This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof.

11. Further Assurances

11.1 The parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

12. Enurement

12.1 This Agreement and each of the terms and provisions hereof shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

13. Counterparts

13.1 This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement on 1st day of December, 2003.

VENDOR:

METASUN SOFTWARE CORP.

 Per: /s/ Chad DeGroot
Chad DeGroot, President

 PURCHASER:

METASUN ENTERPRISES, INC.

 Per: /s/ Chad DeGroot
Chad DeGroot, Chairman

Per: /s/ Alastaire Anderson
Alastaire Anderson, Director

SCHEDULE A

Shareholders of Metasun Software Corp. and their Shareholdings

Shareholder	Shares Owned in Metasun Software Corp.
Chad DeGroot	100 Class "A" Common Shares

SCHEDULE B

Material Contracts of Metasun Software Corp.

Listed and Attached as Follows

1. Pier 1 Hosting Agreement - Attached

SCHEDULE C

Equipment and Other Chattels of Metasun Software Corp.

Listed with estimated cash values:

QTY	Description	Amount	Line
1	Dual P3-800 SCSI Workstation PC	1075	1075
2	Panasonic PanaSync 19" Monitors	130	260
1	Large Wooden Desk	265	265
1	High Back Office Chair	75	75
1	Acana 15" Monitor	60	60
1	P3-533 Workstation	575	575
2	Keyboard	10	20
2	Scroll Mice	10	20
1	P3-600 1U Server	825	825
1	3 Drawer Filing Cabinet	150	150
1	Brother Personal Fax 190	75	75
1	Epson Stylus Color 740	100	100
2	P4 Web Servers with 1 GB RAM, 100 GB HDs	1750	3500
1	Windows Server 2003 Web Edition	500	500

SCHEDULE D

Domain Names Owned by Metasun Software Corp.

Complete list of domain names owned by Metasun Software Corp.

metasun.com
useragent.info

SCHEDULE E

Computer Systems Software Owned and Used by Metasun Software Corp.

1. MetaTraffic

MetaTraffic is a traffic analysis application that generates live traffic reports on the visitors at a web site.